EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

Ed Quinn
+1 (847) 455-7111
Email: Inquiries@amcastle.com

FOR IMMEDIATE RELEASE
THURSDAY FEBRUARY 27, 2020

 A. M. CASTLE & CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS; ANNOUNCES EXCHANGE OFFER TO IMPROVE CAPITAL STRUCTURE AND REDUCE DEBT
Improved operating performance, cash generation, and debt reduction demonstrated in 2019 despite challenging end markets lead to announcement of debt-to-equity exchange offer to substantially de-lever the Company's balance sheet with overwhelming support of existing stakeholders
OAK BROOK, IL, February 27, 2020 - A. M. Castle & Co. (OTCQX: CTAM) (the "Company" or "Castle"), a global distributor of specialty metal and supply chain solutions, today reported its fourth quarter and full year 2019 financial results and announced a registered exchange offer to materially enhance its capital structure.
Fourth Quarter 2019 Financial Results Summary:
•Generated net sales of $126.0 million, an 8.4% decrease compared to $137.6 million in the fourth quarter of 2018.
•Reported an operating loss of $4.8 million, compared to $9.3 million in the fourth quarter of 2018.
•Reported a net loss of $10.0 million, which included $10.4 million of interest expense, of which $7.5 million was non-cash related to long-term debt held primarily by major shareholders, and $1.3 million was non-cash related to the Company's pension plan, compared to a net loss of $16.8 million for the fourth quarter of 2018, which included $9.2 million of interest expense, of which $6.1 million was non-cash related to long term-debt held primarily by major shareholders, and $1.2 million was non-cash related to the Company's pension plan.
•Reported negative EBITDA of $0.6 million and adjusted EBITDA of $0.2 million in the fourth quarter of 2019, compared to negative EBITDA of $6.3 million and adjusted negative EBITDA of $4.3 million in the fourth quarter of 2018.
•Generated $6.2 million in cash flow from operations during the three-months ended December 31, 2019, driven primarily by improved inventory management, compared to cash flow from operations of $0.8 million in the three-months ended December 31, 2018.
•Improved gross material margin to 24.7%, compared to 23.5% in the fourth quarter of 2018.
•Paid down $5.5 million of revolving credit facility debt.
Full Year 2019 Financial Results Summary:
•Generated net sales of $559.6 million, a 3.8% decrease compared to $582.0 million in 2018.
•Reported an operating loss of $10.1 million, compared to $16.7 million in 2018.
•Reported a net loss of $38.5 million, which included $39.9 million of interest expense, of which $27.9 million was non-cash related to long-term debt held primarily by major shareholders, and $5.3 million was non-cash related to the Company's pension plan, compared to a net loss of $37.1 million for 2018, which included $33.2 million of interest expense, of which $21.7 million was non-cash related to long term-debt held primarily by major shareholders, and $4.9 million was non-cash related to the Company's pension plan.
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•Reported EBITDA of $5.2 million, which included a non-recurring non-cash inventory charge of $1.3 million recorded in the third quarter of 2019, and adjusted EBITDA of $8.7 million in the year ended December 31, 2019, compared to EBITDA of $0.3 million and adjusted EBITDA of $3.9 million in the year ended December 31, 2018.
•Generated $10.8 million in cash flow from operations during the year ended December 31, 2019, driven primarily by improved inventory management, compared to cash flow used in operations of $23.8 million in the year ended December 31, 2018.
•Improved to gross material margin of 25.4%, excluding a non-recurring, non-cash inventory charge of $1.3 million recorded in the third quarter of 2019 related to the exit of our carbon flat-roll business in one of the Company's Mexican operations, compared to 24.9% in the prior year.
•Paid down $6.5 million of revolving credit facility debt.
President and CEO Marec Edgar commented, "We are pleased with the improvement in our year-over-year operating results for both the fourth quarter and full year. As expected, our fourth quarter results were unfavorably impacted by the seasonally slow year-end months and continuing softness in our North American industrial end markets. Despite those headwinds, however, we were able to improve operating profitability, generate positive cash flow from operations and, for both the fourth quarter and full year of 2019, achieve positive adjusted EBITDA, a significant improvement over the prior year. These improved results were driven by our disciplined focus on highly accretive sales, particularly those including our expanding value-added service offerings. Our robust execution of this strategy allowed us to improve the material margin on our core products, despite a non-recurring, non-cash inventory charge of $1.3 million taken in the third quarter of 2019 associated with our exit from a portion of our low-margin, working-capital intensive, carbon flat-roll business in one of our Mexican operations."
Executive Vice President of Finance and Administration Pat Anderson added, "Our positive cash flow from operations of $10.8 million for the year was a nearly $35 million improvement in cash generated from operations compared to last year. Driving this positive cash flow from operations were enhanced execution in the management of our inventory, primarily the reduction in our aged inventories, lowering of overall stock levels throughout the business, and real-time facilitation of our branches in moving higher cost inventory as certain markets softened. We believe these inventory initiatives, which are a primary focus of our recently established global supply organization, will allow us to avoid an overstocked position relative to the market and restock at lower replacements costs."
Mr. Anderson concluded, "With the cash generated, we continue to invest in the business and reduce debt. During 2019, we paid down $6.5 million against our revolving credit facility."
Summary of Exchange Offer and Expected Capital Structure Improvements and Debt Reduction:
•Structured as a registered exchange offer to all holders of existing 5.0%/7.0% Second Lien Convertible PIK Toggle Notes due August 31, 2022 (“Existing Notes”).
•Confirmed support of holders of approximately 97% of the Existing Notes who have agreed to tender their Existing Notes in the exchange offer.
•Based on the Existing Notes outstanding as of December 31, 2019, full participation in the exchange offer would result in (i) approximately $97.0 million of the Existing Notes being exchanged into common stock, representing a 95% ownership of the pro forma equity of Castle, and (ii) the remaining approximately $97.0 million of the Existing Notes being exchanged into new 3.0%/5.0% second lien convertible PIK toggle notes with a maturity date extended to August 31, 2024.
•Reduction in annual interest expense of approximately $10.0 million on a pro forma basis.
•Based on Existing Notes outstanding as of December 31, 2019, a substantial reduction in long-term debt from $263.5 million to $166.7 million on a pro forma basis.
•Holders of the Existing Notes participating in the exchange offer will consent to certain amendments of the indenture governing the Existing Notes to eliminate or amend substantially all of the restrictive covenants and release all collateral securing the Existing Notes.
•Expected to be completed in next approximately 30 to 60 days.
Mr. Edgar added, "I am also very pleased to announce that we are simultaneously filing a registration statement outlining an exchange offer pursuant to which we will issue shares of our common stock and new convertible notes due 2024 in exchange for our existing second-lien notes, which totaled approximately $194.0 million at year end. We have already secured
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commitments from approximately 97% of the existing second-lien note holders, who also own the vast majority of our stock, to support the exchange."
Mr. Edgar continued, "At full participation, the result of the transaction will be the exchange of approximately $97.0 million of existing second-lien debt into equity and extension of the remaining approximately $97.0 million of debt into a new convertible, second lien instrument due 2024 at a reduced interest coupon. This overwhelming support from our stakeholders is a decisive endorsement of our progress to date and their commitment to our continued future success. We thank the stakeholders for their vote of confidence and will continue to work hard every day in all our branches around the world to create and maximize value."
Mr. Edgar concluded, "Our capital structure upon completion of the exchange offer will reduce our yearly interest burden by over $10 million, substantially deleverage our balance sheet, and, we believe, eliminate any lingering concerns about Castle's financial stability. With all that positive momentum, we are charging into 2020 with a confident belief that our improved performance in 2019 will continue and accelerate, based upon an operational foundation that is now resilient to challenging market conditions and capable of delivering increased profitability."
Important Information Regarding Exchange Offer
The exchange offer is subject to the conditions described in the registration statement on Form S-4 filed by the Company in connection with the exchange offer and is scheduled to expire at 5:00 p.m., Eastern Time, on March 26, 2020, unless terminated earlier or extended. Holders of Existing Notes who participate in the exchange offer will receive the following for each $1,000 of Old Notes: (i) $491.8619 principal amount of 3.00%/5.00% Convertible Senior PIK Toggle Notes due August 31, 2024 and (ii) 363.2585 shares of common stock. Accrued and unpaid interest on the Existing Notes will be exchanged into new notes and common stock at the exchange rate on the date on which the exchange offer is completed.
In connection with the exchange offer, a registration statement on Form S-4, a tender offer statement on Schedule TO, and related documents relating to the exchange offer are being filed by Castle with the SEC. The new notes and common stock may not be exchanged or sold nor may offers to exchange or buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the Existing Notes are strongly advised to read the registration statement, tender offer statement and other related documents because these documents contain important information. Such holders may obtain copies of the exchange offer materials from Wilmington Savings Fund Society, FSB, Attention: Corporate Trust Middle Office, 501 Car Road, Suite 100, Wilmington, DE 19809, by facsimile (eligible institutions only): 302-421-9137, for information or confirmation by telephone: 302-571-7014. These documents can also be obtained at no charge from Castle or at the SEC’s website, www.sec.gov. Castle is not making any recommendation to holders of outstanding Existing Notes as to whether they should tender them pursuant to the exchange offer.
About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, and construction equipment sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 19 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQX® Best Market under the ticker symbol "CTAM".
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Non-GAAP Financial Measures
This release and the financial information included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Investors should recognize that these non-GAAP financial measures might not be comparative to similarly titled measures of other companies. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information, and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analysis of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.
In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as loss before provision for income taxes plus depreciation and amortization, and interest expense, is widely used by the investment community for evaluation purposes and provides investors, analysts and other interested parties with additional information in analyzing the Company’s operating results. EBITDA, adjusted non-GAAP net loss and adjusted EBITDA are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance. Management uses EBITDA, adjusted non-GAAP net loss and adjusted EBITDA to evaluate the performance of the business.
Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, the benefits that we expect to achieve from our working capital management initiative, and the timing and anticipated benefits of the exchange offer. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include our ability to effectively manage our operational initiatives and implemented restructuring activities, the impact of volatility of metals prices, the impact of imposed tariffs and/or duties, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, and the impact of our substantial level of indebtedness, and our ability to successfully complete the exchange offer and realize the anticipated benefits of the transaction, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$126,021	$137,574	$559,591	$581,970
Costs and expenses:
Cost of materials (exclusive of depreciation)	94,888	105,191	418,806	437,052
Warehouse, processing and delivery expense	17,990	21,023	77,567	83,635
Sales, general and administrative expense	15,530	18,540	64,557	68,933
Depreciation expense	2,453	2,117	8,759	9,082
Total costs and expenses	130,861	146,871	569,689	598,702
Operating loss	(4,840)	(9,297)	(10,098)	(16,732)
Interest expense, net	10,399	9,171	39,902	33,172
Other income, net	(1,807)	(879)	(6,586)	(7,980)
Loss before income taxes	(13,432)	(17,589)	(43,414)	(41,924)
Income tax benefit	(3,420)	(753)	(4,899)	(4,779)
Net loss	$(10,012)	$(16,836)	$(38,515)	$(37,145)

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA:
	Three Months Ended		Year Ended
(Dollars in thousands)	December 31,		December 31,
Unaudited	2019	2018	2019	2018
Net loss, as reported	$(10,012)	$(16,836)	$(38,515)	$(37,145)
Depreciation expense	2,453	2,117	8,759	9,082
Interest expense, net	10,399	9,171	39,902	33,172
Income tax benefit	(3,420)	(753)	(4,899)	(4,779)
EBITDA	(580)	(6,301)	5,247	330
Non-GAAP adjustments (a)	797	2,043	3,423	3,554
Adjusted EBITDA	$217	$(4,258)	$8,670	$3,884

(a) Refer to "Reconciliation of Reported Net Loss to Adjusted Non-GAAP Net Loss" table for additional details on these amounts.

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Reconciliation of Reported Net Loss to Adjusted Non-GAAP Net Loss:
	Three Months Ended		Year Ended
(Dollars in thousands)	December 31,		December 31,
Unaudited	2019	2018	2019	2018
Net loss, as reported	$(10,012)	$(16,836)	$(38,515)	$(37,145)
Non-GAAP adjustments:
Noncash compensation expense	1,147	721	2,862	2,784
Foreign exchange loss (gain) on intercompany loans	(350)	1,322	(776)	770
Noncash write-off on inventory(a)	—	—	1,277	—
Noncash loss on disposal of equipment(a)	—	—	60	—
Non-GAAP adjustments to arrive at Adjusted EBITDA	797	2,043	3,423	3,554
Non-cash interest expense(b)	7,533	6,145	27,854	21,662
Total non-GAAP adjustments	8,330	8,188	31,277	25,216
Tax effect of adjustments	—	—	—	—
Adjusted non-GAAP net loss	$(1,682)	$(8,648)	$(7,238)	$(11,929)

(a) Amount relates to the nonrecurring noncash disposal of equipment and nonrecurring noncash write-down of inventory recorded in the third quarter of 2019 in conjunction with the Company's decision to exit a portion of its carbon flat-roll business in one of its Mexican operations.
(b) Non-cash interest expense for the three months ended December 31, 2019 and December 31, 2018 includes interest paid in kind of $4,102 and $3,747, respectively, and amortization of debt discount of $3,431 and $2,398, respectively. Non-cash interest expense for the year ended December 31, 2019 and December 31, 2018 includes interest paid in kind of $15,912 and $13,502, respectively, and amortization of debt discount of $11,942 and $8,160, respectively.

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CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$6,433	$8,668
Accounts receivable	74,697	79,757
Inventories	144,411	160,686
Prepaid expenses and other current assets	9,668	14,344
Income tax receivable	1,995	1,268
Total current assets	237,204	264,723
Goodwill and intangible assets	8,176	8,176
Prepaid pension cost	5,758	1,754
Deferred income taxes	1,534	1,261
Operating right-of-use assets	29,423	—
Other noncurrent assets	792	1,278
Property, plant and equipment:
Land	5,579	5,577
Buildings	20,950	21,218
Machinery and equipment	41,054	38,394
Property, plant and equipment, at cost	67,583	65,189
Accumulated depreciation	(20,144)	(11,989)
Property, plant and equipment, net	47,439	53,200
Total assets	$330,326	$330,392
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$41,745	$42,719
Accrued payroll and employee benefits	7,648	11,307
Accrued and other current liabilities	3,540	5,324
Operating lease liabilities	6,537	—
Income tax payable	573	1,589
Short-term borrowings	2,888	5,498
Current portion of finance leases	596	119
Total current liabilities	63,527	66,556
Long-term debt, less current portion	263,523	245,966
Deferred income taxes	3,775	7,540
Finance leases, less current portion	8,208	61
Build-to-suit liability	—	9,975
Other noncurrent liabilities	2,894	3,334
Pension and postretirement benefit obligations	6,709	6,321
Noncurrent operating lease liabilities	22,760	—
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value—200,000 Class A shares authorized with 3,818 shares issued and 3,650 shares outstanding at December 31, 2019, and 3,803 shares issued and outstanding at December 31, 2018	38	38
Additional paid-in capital	61,461	55,421
Accumulated deficit	(88,741)	(50,472)
Accumulated other comprehensive loss	(13,374)	(14,348)
Treasury stock, at cost — 168 shares at December 31, 2019 and no shares at December 31, 2018	(454)	—
Total stockholders’ deficit	(41,070)	(9,361)
Total liabilities and stockholders’ deficit	$330,326	$330,392

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CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
(Dollars in thousands)	December 31,
	2019	2018
Operating activities:
Net loss	$(38,515)	$(37,145)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation	8,759	9,082
Amortization of deferred financing costs and debt discount	11,942	8,160
Noncash interest paid in kind	15,912	13,502
Loss on sale of property, plant & equipment	256	64
Unrealized foreign currency (gain) loss	(771)	580
Noncash rent expense	247	—
Deferred income taxes	(5,605)	(7,071)
Non-cash compensation expense	2,862	2,784
Other, net	—	631
Changes in assets and liabilities:
Accounts receivable	5,143	(6,100)
Inventories	16,286	(7,730)
Prepaid expenses and other current assets	3,963	(2,955)
Other noncurrent assets	(428)	740
Prepaid pension costs	(1,190)	(2,717)
Accounts payable	(1,014)	1,370
Accrued payroll and employee benefits	(3,983)	3,453
Income tax payable and receivable	(1,750)	1,624
Accrued and other current liabilities	(1,397)	(1,120)
Postretirement benefit obligations and other noncurrent liabilities	107	(933)
Net cash from (used in) operating activities	10,824	(23,781)
Investing activities:
Capital expenditures	(4,021)	(5,687)
Proceeds from sale of property, plant and equipment	442	77
Net cash used in investing activities	(3,579)	(5,610)
Financing activities:
Proceeds from long-term debt including credit facilities	3,500	49,954
Repayments of long-term debt including credit facilities	(9,988)	(21,130)
Repayments of short-term borrowings, net	(2,461)	(115)
Principal paid on finance leases	(611)	—
Payments of debt issue costs	—	(499)
Payments of build-to-suit liability	—	(897)
Net cash (used in) from financing activities	(9,560)	27,313
Effect of exchange rate changes on cash and cash equivalents	80	(358)
Net change in cash and cash equivalents	(2,235)	(2,436)
Cash and cash equivalents—beginning of year	8,668	11,104
Cash and cash equivalents—end of year	$6,433	$8,668

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LONG-TERM DEBT
(Dollars in thousands)	As of
	December 31, 2019	December 31, 2018

5.00% / 7.00% Second Lien Notes due August 31, 2022(a)	$193,660	$180,894
Floating rate Revolving A Credit Facility due February 28, 2022	102,000	108,488
12.00% Revolving B Credit Facility due February 28, 2022(b)	25,788	22,875
Less: unvested restricted Second Lien Notes due August 31, 2022	(323)	(1,378)
Less: unamortized discount	(57,313)	(64,491)
Less: unamortized debt issuance costs	(289)	(422)
Total long-term debt	263,523	245,966
Less: current portion of long-term debt	—	—
Total long-term portion	$263,523	$245,966
(a) Included in balance is interest paid in kind of $28,991 as of December 31, 2019 and $15,992 as of December 31, 2018.
(b) Included in balance is interest paid in kind of $4,288 as of December 31, 2019 and $1,375 as of December 31, 2018.

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